Exhibit 34.4

Report of Independent Registered Public Accounting Firm

Board of Directors

BancTec, Inc.

We have examined management’s assertion, included in the accompanying Management’s Certification Regarding Compliance with Applicable Servicing Criteria (“Management’s Report”), that BancTec, Inc. (“the Company”) complied with the servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(4)(iv) of the U.S. Securities and Exchange Commission’s Regulation AB for remittance processing services including asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or were not required to be registered where the related asset-backed securities were outstanding during the Reporting Period (“the Platform”) as of and for the year ended November 30, 2009. The Company has determined that the remainder of the servicing criteria are not applicable to the activities it performs with respect to the Platform as of and for the year ended November 30, 2009. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by the report. Accordingly, our testing may not have included servicing activities related to each asset backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that BancTec, Inc. complied with the aforementioned applicable servicing criteria, as described within Management’s Report, as of and for the year ended November 30, 2009 for the Platform is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Dallas, Texas

February 25, 2010